Exhibit 4.11
AUTHORIZATION AGREEMENT

PERSONAL MOBILE SERVICE – SMP
REGION III

SUB-RANGE D

STARCEL S.A.

 [logo:] ANATEL

AUTHORIZATION AGREEMENT PVCP/SPV no. 003/2001 - ANATEL

AUTHORIZATION AGREEMENT FOR PERSONAL MOBILE SERVICE CELEBRATED BETWEEN AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES – ANATEL AND STARCEL SA

This agreement is entered by and between AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES - ANATEL, hereinafter referred to as ANATEL, entity part of the UNION, under the terms in Federal Law 9472 dated July 16, 1997 – General Telecommunications Law - LGT, registered with the Taxpayers’ Registry of the Ministry of Finance under no. CGC/MF 02030715/0001-12, herein represented by the Chairman of the Board of ANATEL, RENATO NAVARRO GUERREIRO, jointly with Board member LUIZ TITO CERASOLI, according to approval in Act 15442, dated March 1, 2001, published in the Official Gazette dated March 2, 2001, and STARCEL SA, registered with the Taxpayers’ Registry of the Ministry of Finance under no. CNPJ 04206050/0001-80, herein represented by its Attorney, GUGLIELMO NOYA, Italian, single, engineer, bearer of Italian Passport no. 157184, hereinafter referred to as AUTHORIZED PARTY, enter this AUTHORIZATION AGREEMENT, Anatel Process no. 53500.001361/2001 to be governed by the following sections:

Chapter I
Purpose, Area of Provision and Term

Section 1.1 - The purpose of this Agreement is the issuance of Authorization to explore Personal Mobile Service – SMP, provided as private service, in Region III in Exhibit I in the Bidding Invitation no. 001/2000/SPV/ANATEL.

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Sole Paragraph. The object of this Authorization includes Personal Mobile Service, provided as private service, according to ANATEL regulations and, especially, under the terms in SMP Regulation and the General Plan of Authorization for Personal Mobile Service – SMP.

Section 1.2 - Personal Mobile Service is the terrestrial mobile telecommunication services of collective interest that enables communication between mobile stations and from mobile stations to other stations, under the terms in the regulation.

Section 1.3 - The AUTHORIZED PARTY is entitled to engage in the industrial exploitation of means used in the provision of services, compliant with the terms in the regulation, as well as the terms in articles 154 and 155 in LGT.

Section 1.4 - The term of this authorization to explore SMP is undetermined.

Section 1.5 - The service should be explored with the use, by the AUTHORIZED PARTY, of  radiofrequency sub-ranges below:
Sub-range “D”:
Mobile Station Transmission:	1710 MHz to 1725 MHz
Fixed Station Transmission:	1805 MHz to 1820 MHz

Section 1.6 - The right to use radiofrequencies mentioned in the section above shall be in force for 15 (fifteen) years from the date of signature of this Agreement, extendable once, for an equal period, which extension shall have the appropriate cost.

§1. The use of the radiofrequency shall be primary and limited to the respective Area of Provision.
§2. The right to use the radiofrequency is conditioned to the effective and appropriate use.
§3. Failing to imply in prejudicial interference or imposing limitations to the provision of SMP, sharing radiofrequencies may be authorized by Anatel.

Section 1.7 - To extend the right to use radiofrequencies associated to this Authorization, the  AUTHORIZED PARTY shall pay, biannually, during the extension term, a fee equal to 2% (two percent) of

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its revenue in the previous year for the SMP, net of taxes and social contributions.

§1. The calculation in the heading of this Section shall consider the net revenue arising out of the application of the Basic and Alternative Service Plans, object of this Authorization.

§2. Calculation of the percentage in the heading of this Section shall always be done regarding the revenue net of deductions of taxes and contributions, calculated in January and December in the previous year and based on financial statements prepared according to essential accounting principles approved by the Management of the AUTHORIZED PARTY and audited by independent auditors, and payment shall be due on April 30 in the year following the calculation.

§3.  The first installment of the fee should be due on April 30, 2018, calculated considering the net revenue calculated from January 1 to December 31, 2017, and subsequent installments should be due every twenty-four months, based on the revenue of the previous year.

§4.  Late payment of the fee referred to in this Section shall imply a fine equal to 0.33% (zero point thirty-three percent) a day, up to the limit of 10% (ten percent), added with interest equal to the reference rate of SELIC for federal notes, on the debt amount considering all the delayed days of payment.

Section 1.8 - The request to extend the right to use the radiofrequencies should be sent to Anatel within the period between four and three years, at least, prior to the original due date.

Sole Paragraph. The request will be rejected solely if the interested party is not using rationally and appropriately the radiofrequencies, in case of reiterated infringement in its activities or if there is need to alter the purpose of the use of the radiofrequency.

Section 1.9 - Anatel is hereby authorized to install a new process to grant authorization to explore SMP, if the extension request is not presented in a timely manner within 24 (twenty-four) months prior to the original due date.

Chapter II
Value of Authorization to Explore SMP

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Section 2.1- The value of the Consolidation of Authorization Agreements to explore SMP in Region III is R$ 997,000,000.00 (nine hundred ninety-seven million reais), basic for February 1, 2001, to be paid as follows:

I. 50% (fifty percent) of this amount, corresponding to R$ 498,500,000.00 (four hundred ninety- eight million five hundred thousand reais) should be paid on the date of signature of the Authorization Agreement, and the amount to be paid should be adjusted according to the IGP-DI (Index of General Prices – Internal Availability) published by Fundação Getúlio Vargas, from the date of delivery of the Identification Documents, Price Proposals and Qualification Documents, until the date of effective payment, should the payment occur after 12 (twelve) months from the date of delivery of the Identification Documents, Price Proposals and Qualification Documents.

II. The remaining 50% (fifty percent), corresponding to R$ 498,500,000.00 (four hundred ninety- eight million five hundred thousand reais) should be paid within twelve months from the date of signature of the Authorization Agreement, and the amount to be paid should be adjusted according to the IGP-DI (Index of General Prices – Internal Availability) published by Fundação Getúlio Vargas, from February 1, 2001, date of delivery of the Identification Documents, Price Proposals and Qualification Documents, until the date of effective payment, should the payment occur after 12 (twelve) months from the date of delivery of the Identification Documents, Price Proposals and Qualification Documents, added with simple interest of 1% (one percent) a month, incurring on the adjusted amount, from the date of signature of this Authorization Agreement.

§1. Late payment of the fee referred to in this Section shall imply a fine equal to 0.33% (zero point thirty-three percent) a day, up to the limit of 10% (ten percent), added with interest equal to the reference rate of SELIC for federal notes, on the debt amount considering all the delayed days of payment.

§2. Failure to pay the amount set in this section shall imply termination of this Authorization, regardless of applicability of other penalties.

Section 2.2. – (Objected)

Section 2.3. – (Objected)

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Chapter III
Terms, Means, and Conditions for the Provision of Services

Section 3.1 - The AUTHORIZED PARTY agrees upon providing SMP in order to fully comply with obligations inherent to the service provided as private service, according to criteria, formula, and standards defined herein this Authorization Agreement.

Sole paragraph. Failure to comply with obligations related to this Authorization Agreement shall imply application of sanctions set forth herein, allowing temporary suspension by Anatel and, as the case may be, this Authorization will be deemed terminated under the terms in article 137 in LGT.

Section 3.2 - The AUTHORIZED PARTY should provide the services object of this Authorization by its own risk and at its costs, within the fair and broad competition set forth in LGT, being compensated for prices charged as set forth in this Authorization Agreement.

§1. The AUTHORIZED PARTY shall not be entitled to any type of exclusivity, any kind of guarantee of economic-finance balance, and shall not be entitled to claim any rights related to the admittance of new providers for the same service.

§2. The AUTHORIZED PARTY shall not have rights related to the maintenance of current conditions upon issuance of this Authorization or the beginning of the activities, and shall comply with new conditions imposed by law and regulation.

§3. The rules shall grant terms sufficient to adapt to new conditions.

Section 3.3 - The AUTHORIZED PARTY agrees upon starting commercial exploration of the service after December 31, 2001.

§1. The terms in item 1.3.1. in the Bidding Invitation no. 001/2000/SPV-ANATEL is objected in the portion referring to Sub-Range “C” which bidding, in Regions I, II, and II specified in Exhibit I was deemed to be objected by the Special Commission of Tenders and validated by Anatel’s Board, under the terms in Order 19/2001-CD, dated February 8, 2001, part of this Agreement.

§2. Provision of SMP shall be deemed as begun with the regular offer of services to users and the existence of a Subscription Agreement.

Section 3.4 - (Objected)

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Section 3.5 - The AUTHORIZED PARTY shall maintain free access for public emergency services as set forth in the regulation.

Section 3.6 - The AUTHORIZED PARTY shall ensure to the user free exercise of its right to choose the STFC provider to forward Long-Distance calls at each originating call, under the terms in the SMP regulation.

Section 3.7 - Changes in the corporate control of the AUTHORIZED PARTIES, under the law and current regulations, are subject to ANATEL’s prior control aiming to maintain conditions indispensable for the authorization and other conditions in the regulation.

§1. Conditions indispensable to expedition and maintenance of the authorization are, without limitation, the terms in article 7 in the General Plan of SMP Authorizations, in article 10, §2 in PGO and in article 133 in LGT.

§2. The transfer of the Authorization is subject to ANATEL’s approval, under the terms in §2 in article 136 in LGT.

Section 3.8 - The AUTHORIZED PARTY shall set forth, freely, prices to be adopted in the exploitation of SMP, defining Service Plans with reasonable and non-discriminatory structures, models, criteria, and costs,  which may vary according to technical characteristics, specific costs, and utilities offered to users, as defined in the SMP regulation.

Chapter IV
Scope Obligations

Section 4.1 - The AUTHORIZED PARTY agrees upon:

I. hold coverage area equivalent to at least 50% (fifty percent) of the urban area in 50% (fifty percent) of the capitals of the State, municipalities with more than 500,000 (five hundred thousand) inhabitants and, in Region II, including the Federal District, up to 12 (twelve) months after the signature of this Authorization Agreement;

II. serve capitals of the State, municipalities with more than 500,000 (five hundred thousand) inhabitants and, in Region II, including the Federal District, up to 24 (twenty-four) months after the signature of this Authorization Agreement;

III. hold coverage area equivalent to at least 50% (fifty percent) of the urban area in 50% (fifty percent) of the municipalities with more than 200,000 (two hundred thousand) inhabitants up to 36 (thirty-six) months after the signature of this Authorization Agreement;

IV. serve municipalities with more than 200,000 (two hundred thousand) inhabitants up to 48 (forty-eight) months after the signature of this Authorization Agreement;

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V. serve municipalities with more than 100,000 (one hundred thousand) inhabitants up to 60 (sixty) months after the signature of this Authorization Agreement;

Section 4.2 - A location will be deemed as served when the coverage area contains at least 80% of the urban area.

Section 4.3 -  Failure to comply with obligations causes the AUTHORIZED PARTY to be subject to sanctions set forth in this Agreement and in the Regulation, and may cause termination of the authorization.

Section 4.4 - Locations object of obligations set forth in 4.1. shall be defined considering the estimates of Population for States and Municipalities with reference date of July 1, 2000, published by IBGE under Resolution 9, dated August 8, 2000.

Chapter V
Service Quality

Section 5.1 - The appropriate quality of the service provided by the AUTHORIZED PART is prerequisite for the Authorization, considering as such the service that meets conditions related to regularity, effectiveness, safety, generality, courtesy and update terms.

§1. Regularity is characterized by the continuous exploitation of the service strictly compliant with the rules issued by ANATEL.

§2. Effectiveness is characterized by consecution and preservation of parameters set forth in the Authorization Agreement and service to the users under terms set forth in the regulation.

§3. Safety in service exploitation is characterized by the confidentiality of data related to the use of the service by the users as well as by full preservation of the secrecy of information disclosed under such exploitation.

§4. The update terms is characterized by updated equipment, premises and techniques in service exploitation, technological advancement that, definitely, offer benefits to the users, compliant with the terms in this Authorization Agreement.

§5. Generality is characterized by the non-discriminatory provision of services to each and every user, when the AUTHORIZED PARTY agrees upon providing the service to whoever requests it, under the regulation.

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§6. Courtesy is characterized by respectful and immediate response to all authorized service users, as well as compliance with obligations of informing and promptly and politely serving all who, regardless of being users, request information, measures or any type of data to the AUTHORIZED PARTY, as set forth in this Authorization Agreement.

Section 5.2 - The AUTHORIZED PARTY shall comply with quality goals set forth in the General Plan of Quality Goals for SMP – PGMQ-SMP.

Section 5.3 - The authorized service exploitation may be suspended according to the SMP Regulation, issued by Anatel.

Chapter VI
Numbering Plan

Section 6.1 - Upon compliance with the regulation, the AUTHORIZED PARTY agrees upon complying with the Numbering Regulation issued by ANATEL, and shall ensure to the service subscriber portability of access codes within the terms set forth in the regulation.

Chapter VII
Billing Users

Section 7.1 - The amount, measuring method and criteria to bill for provided services shall be set forth by the AUTHORIZED PARTY based on the terms in the SMP Regulation.

Chapter VIII
User Rights and Obligations

Section 8.1 - User rights and obligations are those set forth in LGT and in the applicable regulation, without prejudice to rights set forth in Law 8078, dated September 11, 1990, when applicable, or those set forth in the SMP provision agreements.

Chapter IX
AUTHORIZED PARTY Rights and Obligations

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Section 9.1 - AUTHORIZED PARTY rights and obligations are those set forth in LGT and in the regulation.

Section 9.2 - When contracting services and acquiring equipment and material related to SMP, the AUTHORIZED PARTY agrees upon considering the offer from independent suppliers, including national suppliers, and basing its decisions, regarding different offers, under objective criteria related to price, delivery terms and technical specifications set forth in the applicable regulation.

Sole Paragraph. In the above mentioned contracting, procedures set forth in the Regulation on the Conditions for the Contraction of Services and Purchase of Equipment or Material by Telecommunication Service Providers approved by Anatel Resolution 155 dated August 5, 1999.

Chapter X
ANATEL Obligations and Prerogatives

Section 10.1 - Additionally to other prerogatives inherent to the function as regulating entity and other obligations arising out of this Authorization Agreement, ANATEL shall:

I.	accompany and supervise service exploitation aiming for compliance with the regulation;
II.	regulate authorized service exploitation;
III.	apply penalties set forth in the service regulation and, specifically, under this Authorization Agreement;
IV.
care for the good quality of the service, receive, investigate, and solve claims and questions from users, notifying users within 90 (ninety) days about measures taken aiming to solve infringements against their rights;

V.	determine termination of the Authorization under cases set forth in LGT;
VI.	care for the interconnection guarantee, solving eventual issues raised between the AUTHORIZED PARTY and other providers;
VII.	permanently accompany the relationship between the AUTHORIZED PARTY and other providers, solving eventual conflicts;
VIII.	prevent behaviors by the AUTHORIZED PARTY contrary to the competition regime, under the competences of CADE, the terms in the regulation and especially the terms in sections 10.2 and 10.3.
IX.	exercise service supervising activities as set forth in the Authorization Agreement; and

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X.	receive fees related to FISTEL adopting measures set forth in the law.

Section 10.2 - ANATEL may file an Administrative Procedure of Obligation Non-compliance (PADO) aiming to investigate false or ungrounded conditions represented by the AUTHORIZED PARTY, related to the non-participation in the control of other companies or other prohibitions that aim to avoid economic concentration, whenever there are signs of relevant influence by the AUTHORIZED PARTY, its affiliates, controlled companies or parent companies on a legal entity providing SMP, under the terms in the Regulation to Investigate Control and Transfer of Control in Companies Providing Telecommunication Services, approved by Anatel Resolution 101, dated February 4, 1999.

Sole paragraph. Upon performance of the procedure set forth in this Section, proof of existence of any situation characterizing false or ungrounded conditions represented by the AUTHORIZED PARTY shall imply termination, by cassation, of the Authorization under the terms in Article 139 in LGT.

Section 10.3 - ANATEL may also file an administrative procedure to investigate infringement against the economic order as set forth in Law 8884/94.

Chapter XI
Supervision Regime

Section 11.1 - ANATEL shall supervise the service aiming to ensure compliance with obligations set forth in the Authorization Agreement.

§1. ANATEL’s supervision shall include inspection and accompaniment of AUTHORIZED PARTY activities, equipment and facilities, implying access to all AUTHORIZED PARTY and third party data and information.

§2. Information collected in the exercise of supervision activities shall be published in the Library except for information that, upon request by the AUTHORIZED PARTY, is deemed by ANATEL as confidential.

§3. Information deemed confidential under the terms in the paragraph above shall only be used in procedures related to this Authorization Agreement, and ANATEL, and those appointed by it, shall respond for any disclosure, broad or limited, of such information outside of this scope of use.

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Section 11.2 - The AUTHORIZED PARTY, by the appointed representative, may accompany any supervision activity by ANATEL, and may not prevent or hinder the supervision under penalty of incurring in sections set forth in the regulation.

Section XII
Telecommunication Networks and Access to Visiting Users

Section 12.1 - Regarding deployment and operation of Telecommunication Networks destined to support SMP exploitation, the AUTHORIZED PARTY shall comply with the terms set forth in the regulation, especially in the Regulation of Telecommunication Services, issued by Resolution 73, dated November 25, 1998, in the General Interconnection Regulation approved by Resolution 40 dated July 23, 1998 and the SMP Regulation.

Section 12.2 - Compensation for the use of the networks shall be agreed upon between the AUTHORIZED PARTY and other telecommunication service providers under the terms in article 152, in LGT and in the SMP regulation.

Chapter XIII
Sanctions

Section 13.1 - The AUTHORIZED PARTY is subject to ANATEL’s supervision under applicable legal and regulatory terms, and upon request, the AUTHORIZED PARTY shall present its accounts  according to the SMP regulation, allowing free access to its technical resources and accounting records.

Section 13.2 - Failure to comply with the terms or obligations agreed upon associated to the authorization shall cause the AUTHORIZED PARTY to be subject to warnings, fine, temporary suspension or termination, under the terms in the SMP regulation.

Chapter XIV
Authorization Termination

Section 14.1 - The Authorization shall be deemed terminated by cassation, termination, extinction, waiver or annulment, under the terms in articles 138 to 144 in LGT and according to procedures in the regulation.

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Sole paragraph. The extinction shall not exempt application of applicable sanctions according to the terms in this Authorization Agreement for infringements caused by the AUTHORIZED PARTY.

Chapter XV
Legal Regime and Applicable Documents

Section 15.1 - Without prejudice to other rules in the Brazilian legal system, the Authorization is governed by the LGT and applicable regulation.

Section 15.2 - SMP exploitation shall comply with the regulation issued by ANATEL as part of this Authorization Agreement, especially documents related to the SMP Regulation.

Section 15.3 -  This Authorization Agreement also includes, as if transcribed herein, the Bidding Invitation no. 001/2000/SPV-ANATEL, its exhibits, consultations and responses.

Section 15.4 - In the interpretation of rules and terms in this Authorization Term, additionally to documents referred to in this Chapter, general hermeneutic rules and rules and principles in the LGT shall be considered.

Chapter XVI
Venue

Section 16.1 - The competent court to solve any conflicts arising out of this Authorization Term shall be the Federal Justice Court of the Judicial Section of Brasília, Federal District.

Chapter XVII
Final Terms

Section 17.1 - This Authorization Agreement is in force upon publication in the Federal Official Gazette.

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In witness whereof and agreeing upon the terms and conditions in this Authorization Agreement, the parties sign this Agreement in 3 (three) counterparts of equal tenor, before the undersigned witnesses who also sign for legal effective purposes.

Brasília, March 12, 2001

By ANATEL:

[signature]	[signature]

RENATO NAVARRO GUERREIRO	LUIZ TITO CERASOLI
Chairman of the Board	Member of the Board

By the AUTHORIZED PARTY:

[signature]

GUGLIELMO NOYA
Attorney

WITNESSES:

[signature]	[signature]

Luis Roberto Luz	André Gustavo R. Rosa
CREA/RJ 81-1-02929-9-D	OAB/DF 15733

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[stamp:] Tender 00132000 SPV/ANATEL page no. 5986

NATIONAL AGENCY OF TELECOMMUNICATIONS

BOARD OF DIRECTORS

ORDER NO. 19/2001-CD

On February 8, 2001

The BOARD OF DIRECTORS OF THE NATIONAL AGENCY OF TELECOMMUNICATIONS – ANATEL, in the use of its legal, regulatory, and regimental attributions, decided, under Deliberative Circuit no.  216, dated February 8, 2001, upon validating the decision of the Special Commission of Tenders – CEL, created to conduct procedures related to the issuance of Authorizations to explore the Personal Mobile Service – SMP, object of Bidding Invitation no. 001/2000/SPV-ANATEL, determining to be frustrated the opening, analysis and judgment of Price Proposals for the exploration of  the Personal Mobile Service – SMP, in Sub-Range “C,” Regions I, II, and III, included in the Minutes of the 9th Meeting of CEL, dated February 7, 2001, and accept the proposal formulated by said Commission to hold on February 13, 2001, at 10 am, at the Room of Negotiations of the Stock Exchange of Rio de Janeiro, the first session to open, analyze and judge Price Proposals, as set forth in sub-item 8.1 in the Invitation, thus beginning the phase related to Regions I, II, and II in Sub-range “D,” based on the terms in sub-item 8.14 in the Invitation.

[signature]
RENATO NAVARRO GUERREIRO
Chairman of the Board

[initials]

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